CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Trigger Performance Leveraged Upside	$5,500,000	$638.55
Securities due 2014

July 2011 Pricing Supplement No. 856 Registration Statement No. 333-156423 Dated July 25, 2011 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities
Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM
The Trigger PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive an amount in cash that may be greater than, equal to or less than the principal amount based upon the closing value of the underlying asset on the valuation date.  There is no minimum payment at maturity and, accordingly, you could lose your entire investment in the Trigger PLUS.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	July 25, 2014
Original issue price:	$10 per Trigger PLUS (see “Commissions and Issue Price” below)
Stated principal amount:	$10 per Trigger PLUS
Pricing date:	July 25, 2011
Original issue date:	July 28, 2011 (3 business days after the pricing date)
Aggregate principal amount:	$5,500,000
Interest:	None
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the SPDR® S&P 500® ETF Trust (the “SPY Shares” )	SPY	33.333%	$133.83	0.249069715
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	33.333%	$47.55	0.701009464
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	33.333%	$59.81	0.557314830
	The SPY Shares, the EEM Shares and the EFA Shares are each referred to as a basket component and together as the basket components.
Payment at maturity (per Trigger PLUS):	▪ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the final basket value is less than or equal to the initial basket value but greater than the trigger level:
  $10
▪ If the final basket value is less than or equal to the trigger level
  $10 x the basket performance factor
  This amount will be at least 15% less than the stated principal amount of $10 and could be zero.

Leverage factor:	150%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$15.50 per Trigger PLUS (155% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Trigger level:	85, which is 85% of the initial basket value
Valuation date:	July 22, 2014, subject to adjustment for non-trading days and certain market disruption events.
Closing value:	For each basket component, the closing price of one share of such basket component times the relevant adjustment factor for such basket component.
Adjustment factor:	For each basket component, 1.0, subject to adjustment for certain events affecting such basket component.
Initial basket value:
100, which is equal to the sum of the products of the initial basket component value of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the multiplier for such basket component on such date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any day is the sum of the products of the closing value of each of the basket components and the multiplier for such basket component, in each case, on such day.
Multiplier:
The multiplier for each basket component was set on the pricing date based on such basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its basket component weighting.  The multipliers will remain constant for the term of the Trigger PLUS. See “Basket – Multiplier” above.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	61760E457
ISIN:	US61760E4576
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Trigger PLUS	$10	$0.30	$9.70
Total	$5,500,000	$165,000	$5,335,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Trigger PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Trigger PLUS.  Please see “Syndicate Information” on page 7 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated December 22, 2009          Prospectus dated December 23, 2008

The Trigger PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Trigger PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Trigger PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the basket closing value on the valuation date.  There is no minimum payment at maturity and, accordingly, you could lose your entire investment in the Trigger PLUS. The Trigger PLUS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Trigger PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 25, 2011	July 28, 2011 (3 business days after the pricing date)	July 25, 2014, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Original issue price:	$10 per Trigger PLUS (See “Syndicate Information” on page 7)
Stated principal amount:	$10 per Trigger PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Aggregate principal amount:	$
Basket:	Basket component	Bloomberg ticker symbol	Basket component weighting	Initial basket component value	Multiplier
	Shares of the SPDR® S&P 500® ETF Trust (the “SPY Shares”)	SPY	33.333%	$133.83	0.249069715
	Shares of the iShares® MSCI Emerging Markets Index Fund (the “EEM Shares”)	EEM	33.333%	$47.55	0.701009464
	Shares of the iShares® MSCI EAFE Index Fund (the “EFA Shares”)	EFA	33.333%	$59.81	0.557314830
	The SPY Shares, the EEM Shares and the EFA Shares are each referred to as a basket component and together as the basket components.

Payment at maturity (per Trigger PLUS):	▪ If the final basket value is greater than the initial basket value: $10 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the final basket value is less than or equal to the initial basket value but greater than the trigger level:
     $10
▪ If the final basket value is less than or equal to the trigger level
  $10 x the basket performance factor
  This amount will be at least 15% less than the stated principal amount of $10 and could be zero.

Leverage factor:	150%
Leveraged upside payment:	$10 x leverage factor x basket percent increase
Maximum payment at maturity:	$15.50 per Trigger PLUS (155% of the stated principal amount).
Trigger Level:	85, which is 85% of the initial basket value.
Valuation date:	July 22, 2014, subject to adjustment for non-trading days and certain market disruption events.
Closing value:	For each basket component, the closing price of one share of such basket component times the relevant adjustment factor for such basket component.
Adjustment factor:	For each basket component, 1.0, subject to adjustment for certain events affecting such basket component.
Initial basket value:
100, which is equal to the sum of the products of the initial basket component value of each of the basket components on the pricing date, as set forth under “Basket – Initial basket component value” above, and the multiplier for such basket component on such date.

Final basket value:	The basket closing value on the valuation date.
Basket closing value:	The basket closing value on any day is the sum of the products of the closing value of each of the basket components and the multiplier for such basket component, in each case, on such day.
Multiplier:
The multiplier for each basket component was set on the pricing date based on such basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its basket component weighting.  The multipliers will remain constant for the term of the Trigger PLUS. See “Basket – Multiplier” above.

Risk factors:	Please see “Risk Factors” beginning on page 8.

July 2011	Page 2

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Postponement of maturity date:
If the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the valuation date as postponed.

General Information
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP:	61760E457
ISIN:	US61760E4576
Minimum ticketing size:	100 Trigger PLUS
Bull market or bear market Trigger PLUS:	Bull Market Trigger PLUS
Tax considerations:
Although the issuer believes that, under current law, the Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to maturity, other than pursuant to a sale or exchange.

▪     Upon sale, exchange or settlement of the Trigger PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a Trigger PLUS should be long-term capital gain or loss if the U.S. Holder has held the Trigger PLUS for more than one year at such time.

Because the Trigger PLUS is linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Trigger PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Trigger PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

July 2011	Page 3

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Trigger PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Trigger PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Trigger PLUS by taking positions in the basket components and in futures and/or options contracts on the basket components or component stocks of the S&P 500 Index, the MSCI Emerging Markets Index and the MSCI EAFE Index listed on major securities markets.  Such purchase activity could have increased the initial basket component values of the basket components, and, accordingly, could have increased the values at which the basket components must close on the valuation date before you would receive, at maturity, a payment that is at least equal to or greater than the stated principal amount of the Trigger PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Trigger PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Trigger PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Trigger PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Code Section 4975 for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Trigger PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Trigger PLUS.

Because we may be considered a party in interest with respect to many Plans, the Trigger PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Trigger PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Trigger PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Trigger PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Trigger PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Trigger PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Trigger PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Trigger PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such

July 2011	Page 4

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Trigger PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Trigger PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each Trigger PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the Trigger PLUS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the Trigger PLUS offered by this pricing supplement have been executed and issued by Morgan Stanley and authenticated by the trustee pursuant to the Senior Debt Indenture, and delivered against payment as contemplated herein, such Trigger PLUS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the Trigger PLUS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated March 24, 2011, which has been filed as an exhibit to a Current Report on Form 8-K by Morgan Stanley on March 24, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price	Selling concession	Principal amount of Trigger PLUS for any single investor
$10.00	$0.30	<$1MM
$9.95	$0.25	≥$1MM and <$3MM
$9.925	$0.225	≥$3MM and <$5MM
$9.90	$0.20	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the Trigger PLUS distributed by such dealers.

This is a summary of the terms and conditions of the Trigger PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2011	Page 5

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$10 per Trigger PLUS
Leverage factor:	150%
Trigger Level	85, which is 85% of the initial basket value
Maximum payment at maturity:	$15.50 per Trigger PLUS (155% of the stated principal amount)

Trigger PLUS Payoff Diagram

How it works

▪
If the final basket value is greater than the initial basket value, investors will receive the $10 stated principal amount plus 150% of the appreciation of the basket over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, the investor will realize the maximum payment at maturity at a final basket value of approximately 136.6667% of the initial basket value.

▪	If the basket appreciates 4%, the investor would receive a 6% return, or $10.60 per Trigger PLUS.

▪	If the basket appreciates 65%, the investor would receive only the maximum payment at maturityof $15.50 per Trigger PLUS, or 155% of the stated principal amount.

▪	If the final basket value is less than or equal to the initial basket value but greater than the trigger level, the investor would receive the stated principal amount, or $10 per Trigger PLUS.

▪
If the final basket value is less than or equal to the trigger level, the investor would receive an amount that is less than the $10 stated principal amount by an amount proportionate to the decline in the final basket value from the initial basket value.

▪
If the basket depreciates by 15%, the trigger level will be breached and the investor would lose 15% of its principal and receive only $8.50 per Trigger PLUS at maturity, or 85% of the stated principal amount.

July 2011	Page 6

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the final basket value on the valuation date, as determined as follows:

If the final basket value is greater than the initial basket value:

$10    +    leveraged upside payment

where,

leveraged upside payment	=	$10 x leverage factor x basket percent increase

leverage factor	=	150%

basket percent increase	=	final basket value − initial basket value
initial basket value

subject to a maximum payment at maturity for each Trigger PLUS of $15.50.

If the final basket value is less than or equal to the initial basket value but greater than the trigger level:

the $10 stated principal amount

If the final basket value is less than or equal to the trigger level:
$10    x    basket performance factor

Principal		Basket Performance Factor
$10	x	final basket value
initial basket value

Because in this case the basket performance factor will be less than or equal to 0.85, this payment will be less than or equal to $8.50 per Trigger PLUS.

July 2011	Page 7

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

▪
Trigger PLUS do not pay interest or guarantee the return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that we will not pay you interest on the Trigger PLUS or guarantee any return of principal at maturity.  Instead, you will receive at maturity for each $10 stated principal amount of Trigger PLUS that you hold an amount in cash based upon the value of the basket on the valuation date.  If the value of the basket has decreased over the term of the Trigger PLUS and the final basket value is less than or equal to the trigger level, you will receive an amount in cash that is less than the $10 stated principal amount of each Trigger PLUS by an amount proportionate to the decrease in the value of the basket from its initial basket value.  This amount will be at least 15% less than the stated principal amount and could be zero.  See “How the Trigger PLUS Work” on page 8.

▪
Appreciation potential is limited. The appreciation potential of Trigger PLUS is limited by a maximum payment at maturity of $15.50, or 155% of the stated principal amount.  Although the leverage factor provides 150% exposure to any increase in the value of the basket on the valuation date, because the payment at maturity will be limited to 155% of the stated principal amount for the Trigger PLUS, any increase in the final basket value over the initial basket value by more than approximately 36.6667% will not further increase the return on the Trigger PLUS.

▪
Market price of the Trigger PLUS may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including:

▪	the price of each of the basket components at any time and, in particular, on the valuation date,

▪	the volatility (frequency and magnitude of changes in price or value) of each of the basket components,

▪	interest and yield rates in the market,

▪
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket components or stock markets generally and which may affect the closing values of the basket components on the valuation date,

▪	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying the EEM Shares and the EFA Shares trade,

▪	the time remaining until the Trigger PLUS mature,

▪
the occurrence of certain events affecting the SPY Shares, the EEM Shares or EFA Shares that may or may not require an adjustment to the adjustment factor for the SPY Shares, the EEM Shares or EFA Shares, respectively, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Trigger PLUS prior to maturity.  For example, you may have to sell your Trigger PLUS at a substantial discount from the stated principal amount of $10 per Trigger PLUS if the values of the basket components at the time of sale are at or below their initial values or if market interest rates rise.  You cannot predict the future performance of any of the basket components based on their historical performance.  If the final basket value is less than or equal to the trigger level, you will receive at maturity an amount that is less than the $10 stated principal amount of each Trigger PLUS (and which could be significantly less or zero) by an amount proportionate to the decrease in the value of the basket from the initial basket value.  There can be no assurance that there will be any basket percent increase such that you will receive at maturity an amount in excess of the stated principal amount of the Trigger PLUS, or any amount at all.

July 2011	Page 8

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

▪
The Trigger PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Trigger PLUS.

▪
Changes in the value of one or more of the basket components may offset the value of the others.  Movements in the values of the basket components may not correlate with each other.  At a time when the value of one basket component increases in value, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket percent increase or basket performance factor, as applicable, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of the other basket components.

▪
Investing in the Trigger PLUS is not equivalent to investing in the basket components. Investing in the Trigger PLUS is not equivalent to investing in the basket components or the S&P 500 Index, the MSCI Emerging Markets Index or the MSCI EAFE Index (each, a “share underlying index”).  As an investor in the Trigger PLUS, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to either basket component, their component stocks or the indices tracked by the SPY Shares, the EEM Shares and EFA Shares. Furthermore, the Trigger PLUS will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum payment at maturity.  In addition, you do not have the right to exchange your Trigger PLUS for any basket components at any time, and are subject to the credit risk of Morgan Stanley.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Trigger PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price includes, and secondary market prices are likely to exclude, commissions paid with respect to the Trigger PLUS, as well as the projected profit included in the cost of hedging our obligations under the Trigger PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to any of the basket components or to the S&P 500 Index, the MSCI Emerging Markets Index or the MSCI EAFE Index could adversely affect the value of the Trigger PLUS.  The investment advisor for each of the basket components seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant underlying index. Pursuant to their investment strategy or otherwise, the applicable investment advisor can add, delete or substitute the components of such basket components.  Any of these actions could adversely affect the price of the applicable basket components and, consequently, the value of the Trigger PLUS.  In addition, the publisher of each share underlying index is responsible for calculating and maintaining the relevant share underlying index.  The applicable index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the share underlying index.  The index publisher may also discontinue or suspend calculation or publication of any of the underlying indices at any time.  If this discontinuance or suspension occurs following the termination of the related basket components, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the values of any of the basket components and, consequently, the value of the Trigger PLUS.

July 2011	Page 9

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

▪
The basket components and the S&P 500 Index, the MSCI Emerging Markets Index or the MSCI EAFE Index are different.  The performance of any of the basket components may not exactly replicate the performance of the corresponding share underlying index because each of the basket components will reflect transaction costs and fees that are not included in the calculation of the corresponding indices tracked by such basket components.  It is also possible that one or more of the basket components may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the corresponding share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such basket components, differences in trading hours between such basket components and the corresponding share underlying index or due to other circumstances.  Additionally, the investment adviser of any of the basket components may have authorization to invest up to a certain percentage of its assets in shares of other exchange-traded funds that seek to track the performance of equity securities of similar constituent countries or industries of the corresponding index tracked by such basket components.

▪
There are risks associated with investments in securities, such as the Trigger PLUS, linked to the value of foreign (and especially emerging markets) equity securities.  The EFA Shares track the performance of the MSCI EAFE Index, which is linked to the value of foreign equity securities and the EEM Shares track the performance of the MSCI Emerging Markets Index, which is linked solely to the value of emerging markets equity securities.  Investments in securities linked to the value of any foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  In addition, the stocks included in the MSCI Emerging Markets Index and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries.  The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The prices of the EEM Shares and the EFA Shares are subject to currency exchange rate risk. Because the prices of the EEM Shares and the EFA Shares, two of the basket components, are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index and the MSCI EAFE Index, respectively, holders of the Trigger PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of the EEM Shares and the EFA Shares trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country .  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the EEM Shares and the EFA Shares, the prices of the EEM Shares and the EFA Shares will be adversely affected and the payment at maturity on the Trigger PLUS may be reduced.

July 2011	Page 10

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Of particular importance to potential currency exchange risk are:

▪	existing and expected rates of inflation;

▪	existing and expected interest rate levels;

▪	the balance of payments; and

▪	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the SPY Shares, the EEM Shares or the EFA Shares.  MS & Co., as calculation agent, will adjust the respective adjustment factor for the SPY Shares, the EEM Shares and the EFA Shares, for certain events affecting the SPY Shares, the EEM Shares or the EFA shares, as applicable, such as stock splits and stock dividends, and for certain other corporate actions involving the SPY Shares, the EEM Shares or the EFA Shares, as applicable.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the SPY Shares, the EEM Shares or the EFA Shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Trigger PLUS may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the relevant adjustment factor may materially and adversely affect the market price of the Trigger PLUS.

▪
The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the Trigger PLUS.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the Trigger PLUS (and to other instruments linked to the basket components or component stocks of the S&P 500 Index, MSCI EAFE Index or MSCI Emerging Markets Index), including trading in the basket components or the stocks that constitute the S&P 500 Index, MSCI EAFE Index or MSCI Emerging Markets Index as well as in other instruments related to the basket components.  Some of our subsidiaries also trade the basket components or the stocks that constitute the S&P 500 Index, MSCI EAFE Index or MSCI Emerging Markets Index and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial basket component values of the basket components and, therefore, could have increased the values at which the basket components must close on the valuation date before an investor would receive a payment at maturity that is at least equal to or greater than the stated principal amount of the Trigger PLUS.  Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the valuation date, could adversely affect the value of the basket components on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS.  As calculation agent, MS & Co. has determined the initial basket component values and the multipliers, and will determine the final basket value, whether any changes to any of the adjustment factors are required, the basket percent increase or the basket performance factor, as applicable, and will calculate the amount of cash you will receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a discontinuance of the relevant basket component, may adversely affect the payout to you at maturity.

July 2011	Page 11

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

▪
The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge). In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income.  Because the Trigger PLUS provides for the return of principal except where the final basket value declines to or below the trigger level, the risk that it would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Trigger PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

July 2011	Page 12

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Information About the Basket Components

The SPDR® S&P 500® ETF Trust. The SPDR S&P 500 ETF Trust (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  A SPDR represents an undivided ownership interest in SPY.  SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI Emerging Markets Index Fund.  The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The iShares® MSCI Emerging Markets Index Fund is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  The iShares® MSCI EAFE Index Fund is managed by iShares Trust (the “iShares Trust”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Trigger PLUS offered hereby and does not relate to the basket components.  We have derived all disclosures contained in this pricing supplement regarding SPY, iShares Trust and iShares from the publicly available documents described in the preceding paragraphs under the headings “The SPDR S&P 500® ETF Trust,” “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund.”  In connection with the offering of the Trigger PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to SPY, iShares Trust, iShares or any of the basket components.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding SPY, iShares Trust, iShares or any of the basket components is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The SPDR S&P 500® ETF Trust,” “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund”) that would affect the trading price of the basket components (and therefore the price of the basket components at the time we priced the Trigger PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning SPY, iShares Trust, iShares or any of the basket components could affect the value received at maturity with respect to the Trigger PLUS and therefore the trading prices of the Trigger PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the basket components.

July 2011	Page 13

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

We and/or our affiliates may presently or from time to time engage in business with SPY, iShares Trust or iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPY, iShares Trust or iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the basket components.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Trigger PLUS under the securities laws.  As a prospective purchaser of the Trigger PLUS, you should undertake an independent investigation of SPY, iShares Trust and iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the basket components.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”).  iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The Trigger PLUS are not sponsored, endorsed, sold, or promoted by S&P or BTC.  S&P and BTC make no representations or warranties to the owners of the Trigger PLUS or any member of the public regarding the advisability of investing in the Trigger PLUS.  S&P and BTC have no obligation or liability in connection with the operation, marketing, trading or sale of the Trigger PLUS.

The S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see “Annex A—Underlying Indices and Underlying Index Publishers Information—S&P 500® Index” in the accompanying prospectus supplement for PLUS.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.  The MSCI Emerging Markets IndexSM is described in “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI Emerging Markets IndexSM” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

The MSCI EAFE Index®.  The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc.  The MSCI EAFE Index® is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada. As of June 2011, the MSCI EAFE Index consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The MSCI EAFE Index includes components from Australia and New Zealand and all countries in Europe and Asia that are designated by MSCI as Developed Markets. The MSCI EAFE Index was developed with a base value of 100 as of December 31, 1969.  The MSCI EAFE Index® is described under the heading “Annex A—Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” and “—MSCI Global Investable Market Indices Methodology” in the accompanying prospectus supplement for PLUS.

July 2011	Page 14

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Historical Information

The following tables set forth the published high and low closing prices, as well as end-of-quarter closing prices, for each of the basket components for each quarter in the period from January 1, 2006 through July 25, 2011.  The related graphs set forth the daily closing prices for each of the basket components in the same period.  The closing price of each of the basket components on July 25, 2011 was, (i) in the case of the SPY Shares, $133.83, (ii) in the case of the EEM Shares, $47.55, and (iii) in the case of the EFA Shares, $59.79.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical prices of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the basket closing value on the valuation date.

SPDR® S&P 500® ETF Trust (CUSIP 78462F103)	High ($)	Low ($)	Period End ($)
2006
First Quarter	131.03	125.48	129.83
Second Quarter	132.62	122.55	127.23
Third Quarter	133.74	123.34	133.58
Fourth Quarter	143.12	133.08	141.62
2007
First Quarter	146.04	137.35	142.00
Second Quarter	154.10	142.16	150.43
Third Quarter	155.07	141.04	152.58
Fourth Quarter	156.48	140.95	146.21
2008
First Quarter	144.93	128.00	131.97
Second Quarter	143.05	127.53	127.98
Third Quarter	130.71	111.38	115.99
Fourth Quarter	116.06	75.45	90.24
2009
First Quarter	93.47	68.11	79.52
Second Quarter	95.08	81.06	91.95
Third Quarter	107.32	87.96	105.59
Fourth Quarter	112.72	102.49	111.44
2010
First Quarter	117.41	105.89	117.00
Second Quarter	121.81	103.22	103.22
Third Quarter	114.82	102.20	114.13
Fourth Quarter	125.92	113.75	125.75
2011
First Quarter	134.53	126.175	132.59
Second Quarter	136.43	126.81	131.97
Third Quarter (through July 25, 2011)	135.36	130.61	133.83

SPDR® S&P 500® ETF Trust Daily Closing Prices January 1, 2006 to July 25, 2011

July 2011	Page 15

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

iShares® MSCI Emerging Markets Index Fund (CUSIP 464287234)	High ($)	Low ($)	Period End ($)
2006
First Quarter	33.59	30.43	33.02
Second Quarter	37.03	27.34	31.23
Third Quarter	33.14	29.20	32.29
Fourth Quarter	38.15	31.80	38.10
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	47.62
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter (through July 25, 2011)	48.46	46.12	47.55

iShares® MSCI Emerging Markets Index Fund Daily Closing Prices January 1, 2006 to July 25, 2011

July 2011	Page 16

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

iShares® MSCI EAFE Index Fund (CUSIP 464287465)	High ($)	Low ($)	Period End ($)
2006
First Quarter	65.40	60.33	64.99
Second Quarter	70.58	59.60	65.35
Third Quarter	68.46	61.62	67.78
Fourth Quarter	74.31	67.96	73.26
2007
First Quarter	76.94	70.95	76.27
Second Quarter	81.79	76.47	80.63
Third Quarter	83.77	73.70	82.56
Fourth Quarter	86.18	78.24	78.50
2008
First Quarter	78.35	68.31	71.90
Second Quarter	78.52	68.10	68.70
Third Quarter	68.04	53.08	56.30
Fourth Quarter	55.88	35.71	44.87
2009
First Quarter	45.44	31.69	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter	55.81	43.91	54.7
Fourth Quarter	57.28	52.66	55.3
2010
First Quarter	57.96	50.45	56.00
Second Quarter	58.03	46.29	46.51
Third Quarter	55.42	47.09	54.92
Fourth Quarter	59.46	54.25	58.23
2011
First Quarter	61.91	55.31	60.09
Second Quarter	63.87	57.10	60.14
Third Quarter (through July 25, 2011)	60.80	57.32	59.79

iShares® MSCI EAFE Index Fund Daily Closing Prices January 1, 2006 to July 25, 2011

July 2011	Page 17

Trigger PLUS Based on a Basket Consisting of Three Exchange-Traded Funds due July 25, 2014
Trigger Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated December 22, 2009

Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

July 2011	Page 18